Exhibit 11.2

FLJ GROUP LIMITED

AMENDED AND RESTATED STATEMENT OF POLICIES

GOVERNING MATERIAL NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

(Adopted by the Board of Directors of FLJ Group Limited on November 17, 2023, effective immediately)

This Amended and Restated Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers, employees and consultants of FLJ Group Limited and its subsidiaries (collectively, the “Company”) and extends to all activities within and outside an individual’s duties at the Company.

Every director, officer, employee and consultant of the Company must review this Statement and undertake to fully comply with this Statement during his/her employment at or association with the Company. This Statement consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I.

SUMMARY

Preventing insider trading is necessary to comply with U.S. securities law and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies set forth in this Statement (collectively, the “Policy”) to be a matter of utmost importance. Violation of the Policy could cause extreme reputational damage and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons injured.

The board of directors of FLJ Group Limited has appointed the head of Compliance Department of FLJ Group Limited as the Compliance Officer for the Company (the “Compliance Officer”). Questions regarding this Statement should be directed to the Compliance Officer by e-mail at compliance@fenglinju.cn.

II.

POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. The Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares or American Depositary Shares (“ADSs”) subject to an option or other award to satisfy tax withholding requirements.

A. No Trading – No director, officer, employee or consultant may purchase or sell any ADSs, ordinary shares or other securities of the Company or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act,” and such a plan, a “Rule 10b5-1 plan”) while in possession of material non-public information relating to the Company or its ADSs, ordinary shares or other securities (the “Material Information”). See Section III-IV for additional procedures and guidelines regarding Rule 10b5-1 plans.

In the event that the Material Information possessed by you relates to the ADSs or other Company securities, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours must include in all events at least one full Trading Day on the Nasdaq following the public disclosure. The term “Trading Day” is defined as a day on which Nasdaq is open for trading. Except for public holidays in the United States, Nasdaq’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no director, officer, employee or consultant may purchase or sell any Company security or enter into a Rule 10b5-1 plan or any other non-Rule 10b5-1 plan, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period” by the Company, regardless of whether the director, officer, employee or consultant possesses any Material Information.

Furthermore, all transactions in Company securities (including without limitation, acquisitions and dispositions of the ADSs, the sale of ordinary shares issued upon exercise of share options and the execution or termination of a Rule 10b5-1 plan or any other non-Rule 10b5-1 plan, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by directors, officers and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer. A form for such purposes is provided as Attachment A.

Please see Section III below for an explanation of the Material Information.

B. Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Rule 10b5-1 plan or any other non-Rule 10b5-1 plan other than during a Trading Window.

A “Trading Window” is the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on September 30, December 31, March 31 or June 30, as the case may be.

In other words,

(1) beginning on October 1 of each year, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Rule 10b5-1 plan or any other non-Rule 10b5-1 plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on September 30 of the prior year, and

(2) beginning on January 1, April 1 and July 1 of each year, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Rule 10b5-1 plan or any other non-Rule 10b5-1 plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on December 31, March 31 and June 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before Nasdaq closes, then the date of disclosure is considered to be the first Trading Day following the public disclosure.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all directors, officers, employees and consultants must strictly comply with all the policies set forth in this Statement.

When in doubt, do not trade! Check with the Compliance Officer first.

Notwithstanding the foregoing, sale of securities pursuant to an existing Rule 10b5-1 plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections II-A and II-B above.

C. No Tipping – No director, officer, employee or consultant may directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”).

D. Confidentiality – No director, officer, employee or consultant may communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E. No Comment – No director, officer, employee or consultant may discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of Company information to the investing public, analysts and others in compliance with applicable laws and regulations.

F. Corrective Action – If you become aware that any potentially Material Information has been or may have been inadvertently disclosed, you must notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

●	trading by insiders while in possession of material non-public information;

●	trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

●	communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of material non-public information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

●	dividends;

●	corporate earnings or earnings forecasts;

●	changes in financial condition or asset value;

●	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

●	negotiations for material business alliance and collaboration arrangements;

●	significant new contracts or the loss of a significant contract;

●	significant new products or services;

●	significant marketing plans or changes in these plans;

●	capital investment plans or changes in these plans;

●	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its subsidiaries, officers or directors;

●	significant borrowings or financings;

●	defaults on borrowings;

●	new equity or debt offerings;

●	significant personnel changes;

●	changes in accounting methods and write-offs; and

●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International. Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse for the market to react to the information. Generally, one should allow approximately fortyeight (48) hours following publication as a reasonable waiting period before the information is deemed to be public.

Who is an Insider?

“Insiders” include directors, officers, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material nonpublic information relating to the company’s securities. All directors, officers, employees and consultants of the Company are considered insiders with respect to material non-public information about business, activities and securities of the Company. Directors, officers, employees and consultants may not trade the Company’s securities while in possession of material non-public information relating to the Company or tip (or communicate except on a need-to-know basis) the information to others.

It should be noted that trading by members of a director’s, officer’s, employee’s or consultant’s household can be the responsibility of the director, officer, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non- public information tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The Securities and Exchange Commission and the Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	administrative sanctions;

●	securities industry self-regulatory organization sanctions;

●	civil injunctions;

●	damage awards to private plaintiffs;

●	disgorgement of all profits;

●	civil fines for the violator of up to three times the amount of profit gained or loss avoided;

●	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

●	criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and

●	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws: other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

IV.

TRANSACTIONS UNDER Rule 10b5-1 PLANS

Implementation of a trading plan under Rule 10b5-1 under the Exchange Act, allows a person to place a standing order with a broker to purchase or sell Company securities, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes. Trades executed pursuant to a Rule 10b5-1 plan that meets the requirements listed below may generally be executed even though the person who established the plan may be in possession of material non-public information at the time of the trade. Any other trading plans that are not implemented under Rule 10b5-1, that do not have the protections of Rule 10b5-1, are referred to as non-Rule 10b5-1 plans.

A Rule 10b5-1 plan may only be established when a person is not in possession of material non-public information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the Rule 10b5-1 plan to the Compliance Officer for prior, written approval. Subsequent termination or modifications to any Rule 10b5-1 plans must also be pre-approved by the Compliance Officer.

Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:

●	The Rule 10b5-1 plan must be in writing and entered into only when a blackout period is not in effect and when the individual is not in possession of material non-public information;

●	The Rule 10b5-1 plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws, and the individual must at all times act in good faith with respect to the Rule 10b5-1 plan;

●	Any person adopting the Rule 10b5-1 plan who serves as a director or Section 16 officer (an officer who is subject to the reporting and liability provisions of Section 16 of the Exchange Act, including the Company’s executive officers and its principal accounting officer or controller) of the Company must certify in writing, in the terms of the Rule 10b5-1 plan agreement, that, at the time of the adoption of a Rule 10b5-1 plan (whether a new plan or due to a Termination Modification, as defined below): (1) they are not aware of material nonpublic information about the Company or the Company’s securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

●	Any modification to the amount, price or timing of the purchase or sale of securities under the Rule 10b5-1 plan, as well as any change to an algorithm or computer program affecting such factors shall be deemed to be a termination of the current Rule 10b5-1 plan and the adoption of a new Rule 10b5-1 plan for purposes of restarting the Cooling-Off Period (as defined below) (any such modification, a “Termination Modification”);

●	The first trade made following adoption or Termination Modification of a Rule 10b5-1 Plan of a Section 16 officer or director of the Company may take place no sooner than the later of (i) 90 calendar days from adoption or modification and (ii) the second business day after the Company announces its financial results in a Form 20-F or Form 6-K for the quarter in which the Rule 10b5-1 plan is adopted or amended by a Termination Modification (but in any event, not to exceed 120 days following the Rule 10b5-1 plan’s adoption or any Termination Modification of such Rule 10b5-1 plan) (the “Officer Cooling-Off Period”). For individual other than Section 16 officers and directors of the Company, the Cooling-Off Period must be at least 30 days following the Rule 10b5-1 plan’s adoption or any Termination Modification of such Rule 10b5-1 plan (the “non-Officer Cooling-Off Period”; together with Officer Cooling-Off Period, the “Cooling-Off Period”);

●	Except as permitted by the Compliance Officer and subject to the limitations under Rule 10b5-1, any directors, officers, employees and consultants of the Company may not have more than one Rule 10b5-1 plan in effect at any given time, and no transactions may be effected outside the Rule 10b5-1 plan;

●	If a Rule 10b5-1 Plan is meant to effect a single transaction, any directors, officers, employees and consultants of the Company may not have had another single-trade plan (10b5-1 or otherwise) during the prior 12-month period;

●	The Rule 10b5-1 plans must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur;

●	The Rule 10b5-1 plan should, in the absence of special circumstances, be for a period of not less than one year;

●	The Rule 10b5-1 plan should provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formulae for determining when trading under the Rule 10b5-1 plan may occur and at what price;

●	There may generally not be a termination or Termination Modification of a Rule 10b5-1 plan once it is executed to avoid calling into question the original “bona fides” of the Rule 10b5-1 plan; any Termination Modification must be made only during a non-blackout period when the person is not in possession of material non-public information and transactions under the amended Rule 10b5-1 plan may not commence until the Cooling-Off Period, beginning at the execution of the Termination Modification, has elapsed; and

●	Rule 10b5-1 plans do not obviate the need to file Form 144 and the fact that a reported transaction was made or is to be made pursuant to a Rule 10b5-1 should be noted on the form.

Information regarding adoption, modification, termination and material terms of any trading plan (including any modification or change to the plan), including both Rule 10b5-1 plans and non-Rule 10b5-1 plans, may be required to be disclosed in the Company’s annual report on Form 20-F.

A copy of the executed version of any pre-cleared trading plan, both Rule 10b5-1 plans and non-Rule 10b5-1 plans, or any pre-cleared amendment to or modification or termination of a trading plan must be provided to the Compliance Officer for retention in accordance with the Company’s record retention policy.

Attachment A

Form of Trading Clearance Application

Name:

Title:

Proposed Transaction Date:

Type of Security to be Traded:

Type of Transaction (Hedge / Pledge/ Purchase / Sale / Entry into 10b5-1 Plan or other non-Rule 10b5-1 plan (if plan, please attach) / Gift):

Number of Shares Involved (if applicable):

Certification

I hereby certify that I am not in possession of any material non-public information about the Company and / or its subsidiaries. I understand that material non-public information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company Securities or a person’s decision to buy, sell or hold Company Securities. If entering into a Rule 10b5-1 Plan or other non-Rule 10b5-1 plan, I am adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. I understand that if I trade while in possession of material non-public information, I may be subject to severe civil or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Name:
Date:

Review and Decision

The undersigned has reviewed the foregoing application and approves / prohibits (circle one) the proposed trade(s).

Name:
Title: Compliance Office
Date:

Acknowledgement

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Company’s Insider Trading Policy.

Name Printed: ___________________________

Date: __________________________________